Release: April 26, 2023

CPKC reports first-quarter results; primed and prepared to begin new journey following historic combination April 14

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its first-quarter results, including revenues of $2.27 billion, operating ratio ("OR") of 63.4 percent, adjusted OR1 of 62.9 percent, diluted earnings per share ("EPS") of $0.86 and core adjusted diluted EPS1 of $0.90.

“In our final quarter before our historic combination, the CP team delivered solid results driven by our investment in capacity, service and continued focus on safety,” said Keith Creel, CPKC President and CEO. “Our strong bulk franchise, fueled by a robust Canadian grain harvest, plus competitive service offerings in intermodal helped produce these results providing momentum as we begin our journey as CPKC.”

First quarter 2023 highlights
•Revenues increased 23 percent to $2.27 billion, from $1.84 billion in Q1 2022
•Volumes, as measured in revenue ton-miles, increased 11 percent
•Reported OR improved by 750 basis points to 63.4 percent, from 70.9 percent in Q1 2022
•Adjusted OR1, improved 690 basis points to 62.9 percent from 69.8 percent in Q1 2022
•Reported diluted EPS increased to $0.86, from $0.63 in Q1 2022
•Core adjusted diluted EPS1 increased to $0.90, from $0.67 in Q1 2022

“Since we first announced our intention to combine CP and KCS more than two years ago, we never lost our conviction that a CP-KCS combination is right for our railroaders, our customers, our stakeholders and the North American economy,” said Creel. “We are excited to have united the talented railroaders at CP and KCS to form our new CPKC family and are working to deliver on the synergies and countless benefits the combined company will produce.”

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on April 26, 2023.

Conference Call Access
Canada and U.S.: 800-225-9448
International: 203-518-9708
*Conference ID: CPQ123
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the first-quarter conference call will be available by phone through to May 3, 2023, at 800-723-7372 (Canada/U.S.) or 402-220-2666 (International).

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures, including reconciliations to the most comparable GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Forward looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning, the success of our business, the status of the CP-Kansas City Southern ("KCS") combination, the realization of anticipated benefits and synergies of the CP-KCS combination and the timing thereof, and the opportunities arising there from, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CPKC's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and its variants and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 final decision; the success of integration plans for KCS; the focus of management time and attention on the CP-KCS transaction and other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CPKC's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Maeghan Albiston
403-319-3591
investor@cpkcr.com

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2023	2022
Revenues (Note 3)
Freight	$2,217	$1,796
Non-freight	49	42
Total revenues	2,266	1,838
Operating expenses
Compensation and benefits	438	413
Fuel	326	273
Materials	72	62
Equipment rents	30	35
Depreciation and amortization	225	210
Purchased services and other (Note 8)	346	310
Total operating expenses	1,437	1,303

Operating income	829	535
Less:
Equity earnings of Kansas City Southern (Note 8, 9)	(204)	(198)
Other expense (income) (Note 8)	2	(1)
Other components of net periodic benefit recovery (Note 12)	(86)	(101)
Net interest expense	154	160
Income before income tax expense	963	675
Income tax expense (Note 4)	163	85
Net income	$800	$590

Earnings per share (Note 5)
Basic earnings per share	$0.86	$0.63
Diluted earnings per share	$0.86	$0.63

Weighted-average number of shares (millions) (Note 5)
Basic	930.7	929.7
Diluted	933.5	932.7

Dividends declared per share	$0.190	$0.190
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2023	2022
Net income	$800	$590
Net loss in foreign currency translation adjustments, net of hedging activities	(27)	(336)
Change in derivatives designated as cash flow hedges	2	1
Change in pension and post-retirement defined benefit plans	8	39
Equity accounted investments	3	62
Other comprehensive loss before income taxes	(14)	(234)
Income tax expense on above items	(3)	(36)
Other comprehensive loss (Note 6)	(17)	(270)
Comprehensive income	$783	$320
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2023	2022
Assets
Current assets
Cash and cash equivalents	$290	$451
Accounts receivable, net (Note 7)	1,029	1,016
Materials and supplies	285	284
Other current assets	176	138
	1,780	1,889
Investment in Kansas City Southern (Note 9)	44,955	45,091
Investments	228	223
Properties	22,555	22,385
Goodwill and intangible assets	385	386
Pension asset	3,186	3,101
Other assets	413	420
Total assets	$73,502	$73,495
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,582	$1,703
Long-term debt maturing within one year (Note 10, 11)	1,096	1,510
	2,678	3,213
Pension and other benefit liabilities	537	538
Other long-term liabilities	484	520
Long-term debt (Note 10, 11)	18,066	18,141
Deferred income taxes	12,217	12,197
Total liabilities	33,982	34,609
Shareholders’ equity
Share capital	25,538	25,516
Additional paid-in capital	84	78
Accumulated other comprehensive income (Note 6)	74	91
Retained earnings	13,824	13,201
	39,520	38,886
Total liabilities and shareholders’ equity	$73,502	$73,495
See Contingencies (Note 14).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2023	2022
Operating activities
Net income	$800	$590
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	225	210
Deferred income tax expense (recovery) (Note 4)	24	(1)
Pension recovery and funding (Note 12)	(77)	(72)
Equity earnings of Kansas City Southern (Note 8, 9)	(204)	(198)
Dividend from Kansas City Southern (Note 9)	300	334
Other operating activities, net	(47)	(83)
Change in non-cash working capital balances related to operations	(140)	(167)
Cash provided by operating activities	881	613
Investing activities
Additions to properties	(405)	(226)
Proceeds from sale of properties and other assets	4	15
Other	—	5
Cash used in investing activities	(401)	(206)
Financing activities
Dividends paid	(177)	(177)
Issuance of Common Shares	18	8
Repayment of long-term debt, excluding commercial paper (Note 10)	(486)	(542)
Net issuance of commercial paper (Note 10)	—	320
Cash used in financing activities	(645)	(391)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	4	—
Cash position
(Decrease) increase in cash, cash equivalents, and restricted cash	(161)	16
Cash, cash equivalents, and restricted cash at beginning of period	451	82
Cash, cash equivalents, and restricted cash at end of period	$290	$98

Supplemental disclosures of cash flow information:
Income taxes paid	$184	$159
Interest paid	$147	$150
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity
Balance as at January 1, 2023	930.5	$25,516	$78	$91	$13,201	$38,886
Net income	—	—	—	—	800	800
Other comprehensive loss (Note 6)	—	—	—	(17)	—	(17)
Dividends declared ($0.190 per share)	—	—	—	—	(177)	(177)
Effect of stock-based compensation expense	—	—	10	—	—	10
Shares issued under stock option plan	0.4	22	(4)	—	—	18
Balance as at March 31, 2023	930.9	$25,538	$84	$74	$13,824	$39,520
Balance as at January 1, 2022	929.7	$25,475	$66	$(2,103)	$10,391	$33,829
Net income	—	—	—	—	590	590
Other comprehensive loss (Note 6)	—	—	—	(270)	—	(270)
Dividends declared ($0.190 per share)	—	—	—	—	(177)	(177)
Effect of stock-based compensation expense	—	—	7	—	—	7
Shares issued for Kansas City Southern acquisition	—	—	(2)	—	—	(2)
Shares issued under stock option plan	0.2	11	(3)	—	—	8
Balance as at March 31, 2022	929.9	$25,486	$68	$(2,373)	$10,804	$33,985
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2023
(unaudited)

1    Description of business and Basis of presentation

On April 14, 2023, Canadian Pacific Railway Limited (“CPRL" or "CP") assumed control of Kansas City Southern ("KCS") (through an indirect wholly owned subsidiary), and filed articles of amendment to change CPRL's name to Canadian Pacific Kansas City Limited ("CPKC"). CPKC owns and operates the only freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, directly serving principal business centres of Canada, the U.S., and Mexico.

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") do not include KCS and its subsidiaries on a consolidated basis but continue to account for KCS using the equity method while the outstanding shares of KCS were held in a voting trust (see Notes 8, 9 and 15). These Interim Consolidated Financial Statements of CPKC and its subsidiaries (collectively, “CPKC”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2022 annual Consolidated Financial Statements and notes included in CPRL's 2022 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing CPRL’s 2022 annual Consolidated Financial Statements except as discussed in Note 2.

In these Interim Consolidated Financial Statements, unless the context indicates otherwise, references to "CPKC", “the Company”, “we”, “our”, or “us” are to Canadian Pacific Kansas City Limited and its subsidiaries prior to April 14, 2023, at which time KCS was held as an equity investment accounted for by the equity method of accounting. On and from April 14, 2023, KCS became a consolidated subsidiary of CPKC.

The Company's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2023

On January 1, 2023, the Company adopted the new Accounting Standards Update (“ASU”) 2021-08, issued by the Financial Accounting Standards Board (“FASB”), and all related amendments under FASB Accounting Standards Codification (“ASC”), Topic 805, Business Combinations, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers in anticipation of obtaining effective control of KCS. The amendment introduces the requirement for an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with the requirements of FASB ASC Topic 606, Revenue from Contracts with Customers, rather than at fair value. The Company assumed control of KCS (through an indirect wholly owned subsidiary) on April 14, 2023. This update will be applied prospectively to contract assets and liabilities within the scope of this amendment, which includes any contract assets and liabilities of KCS that will be recorded in the purchase price allocation. The adoption of this update will not have a material impact to the Company's financial statements. See Note 15 for further discussion on the Company's acquisition of KCS.

All other accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company’s Consolidated Financial statements and related disclosures.

Future changes

All accounting pronouncements recently issued, but not effective until after March 31, 2023, have been assessed and are not expected to have a material impact on the Company's Consolidated Financial Statements and related disclosures.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended March 31
(in millions of Canadian dollars)	2023	2022
Freight
Grain	$515	$360
Coal	155	139
Potash	132	104
Fertilizers and sulphur	96	78
Forest products	103	86
Energy, chemicals and plastics	366	310
Metals, minerals and consumer products	233	181
Automotive	125	91
Intermodal	492	447
Total freight revenues	2,217	1,796
Non-freight excluding leasing revenues	27	22
Revenues from contracts with customers	2,244	1,818
Leasing revenues	22	20
Total revenues	$2,266	$1,838

4    Income taxes

The effective tax rate including discrete items for the three months ended March 31, 2023 was 16.90%, compared to 12.67% for the same period of 2022.

For the three months ended March 31, 2023, the effective tax rate was 24.50%, excluding the discrete items of the equity earnings of KCS of $204 million, acquisition-related costs incurred by CPKC of $15 million, and an outside basis deferred tax recovery of $23 million arising from the difference between the carrying amount of CPKC's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the three months ended March 31, 2022, the effective tax rate was 24.25%, excluding the discrete items of the equity earnings of KCS of $198 million, acquisition-related costs incurred by CPKC of $20 million, and an outside basis deferred tax recovery of $32 million arising from the difference between the carrying amount of CPKC's investment in KCS for financial reporting, and the underlying tax basis of this investment.

5    Earnings per share

	For the three months ended March 31
(in millions)	2023	2022
Net income	$800	$590
Weighted-average basic shares outstanding	930.7	929.7
Dilutive effect of stock options	2.8	3.0
Weighted-average diluted shares outstanding	933.5	932.7
Earnings per share - basic	$0.86	$0.63
Earnings per share - diluted	$0.86	$0.63

For the three months ended March 31, 2023, there were 0.4 million options excluded from the computation of diluted earnings per share because their effects were not dilutive (three months ended March 31, 2022 - nil).

6    Changes in Accumulated other comprehensive income (loss) ("AOCI") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives(1)	Pension and post- retirement defined benefit plans(1)	Equity accounted investments(1)	Total(1)
Opening balance, January 1, 2023	$1,505	$—	$(1,410)	$(4)	$91
Other comprehensive (loss) income before reclassifications	(27)	—	—	3	(24)
Amounts reclassified from accumulated other comprehensive income	—	1	6	—	7
Net other comprehensive (loss) income	(27)	1	6	3	(17)
Closing balance, March 31, 2023	$1,478	$1	$(1,404)	$(1)	$74
Opening balance, January 1, 2022	$(182)	$(4)	$(1,915)	$(2)	$(2,103)
Other comprehensive (loss) income before reclassifications	(349)	—	—	46	(303)
Amounts reclassified from accumulated other comprehensive loss	—	1	31	1	33
Net other comprehensive (loss) income	(349)	1	31	47	(270)
Closing balance, March 31, 2022	$(531)	$(3)	$(1,884)	$45	$(2,373)
(1)Amounts are presented net of tax.

7    Accounts receivable, net

(in millions of Canadian dollars)	As at March 31, 2023	As at December 31, 2022
Total accounts receivable	$1,071	$1,057
Allowance for credit losses	(42)	(41)
Total accounts receivable, net	$1,029	$1,016

8    Business acquisition

Kansas City Southern

On December 14, 2021, the Company purchased 100% of the issued and outstanding shares of KCS. KCS is a U.S. Class I railway with approximately 7,000 route miles extending from the Midwest and southeast portions of the United States south to Mexico and connects with all Class I railways. KCS connects with the Company’s network in Kansas City.

On March 15, 2023, the STB issued a final decision approving the Company and KCS’s joint merger application, subject to certain conditions. The Company assumed control of KCS on April 14, 2023 (see Note 15). The Company accounted for its investment in KCS using the equity method of accounting up to the effective date of control of KCS.

During the three months ended March 31, 2023, the Company incurred $15 million in acquisition-related costs, of which $12 million were recorded within "Purchased services and other" and $3 million were recorded within "Other expense (income)". Acquisition-related costs of $10 million incurred by KCS during the three months ended March 31, 2023 were included within "Equity earnings of Kansas City Southern".

During the three months ended March 31, 2022, the Company incurred $20 million in acquisition-related costs, recorded within "Purchased services and other". Acquisition-related costs of $13 million incurred by KCS during the three months ended March 31, 2022 were included within "Equity earnings of Kansas City Southern".

9    Investment in KCS

The investment in KCS of $44,955 million as at March 31, 2023 (December 31, 2022 - $45,091 million) reflects the consideration paid to acquire KCS, the offsetting asset recorded upon recognition of a deferred tax liability computed on an outside basis, the subsequent recognition of equity earnings, the dividends received from KCS, and foreign currency translation based on the quarter-end exchange rates.

For the three months ended March 31, 2023, the Company recognized $204 million of equity earnings of KCS (March 31, 2022 - $198 million, and received dividends from KCS of $300 million (March 31, 2022 - $334 million). The foreign currency translation of the investment in KCS for this period totaled $41 million (March 31, 2022 - $608 million). Included within the $204 million of equity earnings of KCS recognized for the three months ended March 31, 2023 (March 31, 2022 - $198 million) was amortization (net of tax) of $42 million of basis differences (March 31, 2022 - $40 million). These basis differences relate to depreciable property, plant and equipment, intangible assets with definite lives, and long-term debt, and are amortized over the related assets' remaining useful lives and the remaining terms to maturity of the debt instruments.

The following table presents summarized financial information for KCS, on its historical cost basis:

Statement of Income

(in millions of Canadian dollars)(1)	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Total revenues	$1,187	$986
Total operating expenses	779	617
Operating income	408	369
Less: Other(2)	74	39
Income before income taxes	334	330
Net income	$246	$238
(1) Amounts translated at exchange rates averaging $1.00 USD = $1.35 CAD for the three months ended March 31, 2023 and $1.00 USD= $1.27 CAD for the three months ended March 31, 2022.
(2) Includes Equity in net earnings of KCS's affiliates, Interest expense, FX loss, and Other income, net.

10    Debt

During the three months ended March 31, 2023, the Company repaid U.S. $350 million ($479 million) 4.450% 12.5-year Notes at maturity.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at March 31, 2023 and December 31, 2022, the Company had no commercial paper borrowings outstanding. The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

11    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments may include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper and term loans. The carrying values of short-term financial instruments approximate their fair values.

The carrying value of the Company’s long-term debt and finance lease liabilities does not approximate their fair value. Their estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s long-term debt and finance lease liabilities, including current maturities, with a carrying value of $19,162 million as at March 31, 2023 (December 31, 2022 - $19,651 million), had a fair value of $17,845 million (December 31, 2022 - $17,720 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three months ended March 31, 2023 was an unrealized FX loss of $1 million (three months ended March 31, 2022 - unrealized FX gain of $98 million) recognized in “Other comprehensive loss”.

12    Pension and other benefits

In the three months ended March 31, 2023, the Company made contributions to its defined benefit pension plans of $4 million (three months ended March 31, 2022 - $3 million).

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2023	2022	2023	2022
Current service cost (benefits earned by employees)	$18	$37	$2	$2
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	121	96	5	4
Expected return on plan assets	(220)	(240)	—	—
Recognized net actuarial loss	8	38	—	1
Total other components of net periodic benefit (recovery) cost	(91)	(106)	5	5
Net periodic benefit (recovery) cost	$(73)	$(69)	$7	$7

13    Stock-based compensation

As at March 31, 2023, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three months ended March 31, 2023 of $32 million (three months ended March 31, 2022 - expense of $44 million).

Stock option plans

In the three months ended March 31, 2023, under the Company’s stock option plans, the Company issued 662,744 options at the weighted-average price of $105.55 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $20 million. The weighted-average fair value assumptions were approximately:

For the three months ended March 31, 2023
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	3.32%
Expected share price volatility(3)	28.29%
Expected annual dividends per share(4)	$0.760
Expected forfeiture rate(5)	2.94%
Weighted-average grant date fair value per option granted during the period	$29.53
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected option life.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the three months ended March 31, 2023, the Company issued 394,404 Performance Share Units ("PSUs") with a grant date fair value of approximately $42 million and 26,333 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $3 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon the Company’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with the Company.

The performance period for PSUs and PDSUs issued in the three months ended March 31, 2023 is January 1, 2023 to December 31, 2025 and the performance factors are Free Cash Flow ("FCF"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to the S&P 500 Industrials Index.

The performance period for 489,990 PSUs and 50,145 PDSUs issued in 2020 was January 1, 2020 to December 31, 2022, and the performance factors for these PSUs were Return on Invested Capital ("ROIC"), TSR compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The resulting payout was 180% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2022. In the first quarter of 2023, payouts occurred on 459,358 PSUs outstanding, including dividends reinvested, totalling $87 million. The 45,058 PDSUs that vested on December 31, 2022 for a total fair value of $11 million, including dividends reinvested and matching units, will payout in the future pursuant to the DSU plan (as described above).

14    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2023 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position, results of operations, or liquidity. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against the Company and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including the Company, to remediate the derailment site (the "Cleanup Order") and served the Company with a Notice of Claim for $95 million for those costs. The Company appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued the Company in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) the Company was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) the Company is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against the Company on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued the Company in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued the Company claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. The Québec Superior Court issued a decision on December 14, 2022 dismissing all claims as against the Company, finding that the Company’s actions were not the direct and immediate cause of the accident and the damages suffered by the plaintiffs. All three plaintiffs filed a declaration of appeal on January 13, 2023. A damages trial will follow after the disposition of all appeals, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued the Company, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against the Company, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against the Company in November 2014 in the Maine Bankruptcy Court claiming that the Company failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent expert report filed by the bankruptcy estate. This action asserts that the Company knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. Summary judgment motion was argued and taken under advisement on June 9, 2022, and decision is pending. In the meantime, the Company has filed a motion for leave to file additional arguments on the effect of the decision of the Québec Superior Court in the consolidated claims and motion is set for further case management hearing on May 23, 2023.

(7)The class and mass tort action commenced against the Company in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against the Company in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that the Company negligently misclassified and improperly packaged the petroleum crude oil. On the Company’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the United States First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the United States First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against the Company in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude oil and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgment and for reconsideration on tariff applicability were submitted on September 30, 2022. On January 20, 2023, the Court granted in part the Company's summary judgment motion by dismissing all claims for recovery of settlement payments but leaving for trial the determination of the value of the lost crude oil. It also dismissed the Company's motion for reconsideration on tariff applicability. The remaining issues of the value of the lost crude oil and applicability of judgement reduction provisions do not require trial, and are being briefed by the parties for the court.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, the Company denies liability and is vigorously defending these proceedings.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. However, the Court has not provided any indication of how the damages, which are currently estimated to total approximately $200 million before Remington’s costs are established, should be apportioned between the Company and Alberta. As a result, at this time, the Company cannot reasonably estimate the amount of damages for which it is liable under the ruling of the Court. The Company has filed an appeal of the Court’s decision.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent the Company’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include the Company’s best estimate of all probable costs, the Company’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

15    Subsequent events

KCS Acquisition

The Company assumed control of KCS on April 14, 2023 (the "Control Date') as further described in Note 8 Business Acquisition. Between December 14, 2021, and April 13, 2023, the Company recorded its investment in KCS using the equity method of accounting, see Note 9 Investment in KCS for further discussion.

Accordingly, the Company commenced consolidation of KCS on the Control Date, accounting for the acquisition as a business combination achieved in stages. The results from operations and cash flows have been consolidated prospectively from the Control Date. The Company derecognized its previously held equity method investment in KCS of approximately $44.4 billion as of April 13, 2023 and remeasured the investment at its estimated provisional Control Date fair value of $37.2 billion which forms part of the purchase consideration, resulting in a preliminary estimated net remeasurement loss of $7.2 billion. In addition, a deferred tax recovery of approximately $7.8 billion was recognized upon the derecognition of the deferred tax liability computed on the outside basis that the Company had recognized in relation to its investment in KCS while accounted for using the equity method. The preliminary estimated fair value of the previously held equity interest in KCS was determined through the use of various valuation methodologies.

The identifiable assets acquired, and liabilities and non-controlling interest assumed are measured at their estimated provisional fair values at the Control Date, with certain exceptions. The estimated provisional fair values of the tangible assets were determined using valuation techniques including, but not limited to, the market approach and the cost approach. The significant assumptions used to determine the estimated provisional fair value of the tangible assets include, but are not limited to, a selection of comparable assets and inflation. Presented with the acquired Properties are concession rights and related assets held under the terms of a concession from the Mexican government. The concession expires in June 2047 and is renewable under certain conditions for additional periods of up to 50 years.

The estimated provisional fair values of the intangible assets were determined using valuation techniques including, but not limited to, the multi-period excess earnings method, the replacement cost method, the relief from royalty method and the income approach. The significant assumptions used to determine the estimated provisional fair values of the intangible assets include, but are not limited to, the renewal probability and term of the Mexican concession extension, discount rates, earnings before interest, tax, depreciation, and amortization ("EBITDA") margins and terminal growth rates.

The protective order issued by the STB on April 2, 2021 ("Protective Order") limited the Company's access to non-public KCS information, including but not limited to, financial forecasts, customer data, collectability of accounts receivable, valuation of materials and supplies, condition of property, plant and equipment, legal and other claims, including environmental matters, other contingent liabilities, and uncertain tax positions. As a result of the limited period of time since the Control Date the Company has presented a provisional purchase price allocation based on best estimates and information currently available. It is subject to adjustments as management completes its validation of KCS’s April 14, 2023 balance sheet and finalizes its fair valuation of KCS.

The Company also has 12 months from the Control Date, the measurement period, to finalize its allocation of the Control Date fair value of KCS to the acquired assets and assumed liabilities and non-controlling interest for additional information which may become available as to facts and circumstances as of the Control Date. Measurement uncertainty may exist at the Control date, however, during the measurement period this uncertainty may be resolved due to new information being obtained about facts and circumstances that existed as of the Control Date that, if known, would have affected the amounts recognized as of that date, including, but not limited to, amounts relating to the items noted above in relation to information for which the Company did not have, or only had limited access to, prior to the Control Date as a result of the STB’s Protective Order.

The following table summarizes the estimated provisional amounts expected to be recognized in respect of the identifiable assets acquired and liabilities and non-controlling interest assumed on the Control Date, as well as the preliminary estimated fair value at the Control Date of the previously held equity interest in KCS:

(in billions of Canadian dollars)
Net assets acquired:
Cash and cash equivalents	$0.3
Net working capital	0.3
Properties	27.7
Intangible assets	2.6
Other long-term assets	0.4
Long-term debt	(4.5)
Deferred income taxes	(6.6)
Other long-term liabilities	(0.5)
Total identifiable net assets	$19.7
Goodwill	18.5
$38.2
Consideration:
Fair value of previously held equity method investment	$37.2
Estimated fair value of non-controlling interest	1.0
Total	$38.2

Acquired cash and cash equivalents of $0.3 billion will be presented as an investing activity on the Company's Interim Consolidated Statements of Cash Flows for the six months ended June 30, 2023.

Intangible assets estimated at $2.6 billion consist of contracts and customer relationships with amortization periods of nine to 22 years as well as U.S. trackage rights and the KCS brand with indefinite estimated useful lives. Included in the acquired Properties are concession rights and related assets held under the terms of a concession from the Mexican government, which have estimated provisional fair values totalling $8.3 billion.

The excess of the total consideration, over the amounts allocated to acquired assets and assumed liabilities and the non-controlling interest to be recognized, will be recognized as goodwill of $18.5 billion. All of the goodwill will be assigned to the rail transportation segment. None of the goodwill is expected to be deductible for income tax purposes.

On a pro forma basis, if the Company had consolidated KCS starting January 1, 2022, the revenue and earnings of the combined entity would be as follows for the three months ended March 31, 2023 and March 31, 2022:

	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
(in billions of Canadian dollars)	KCS Historical(1)	Pro Forma	KCS Historical(1)	Pro Forma
Revenue	$1.2	$3.5	$1.0	$2.8
Net income attributable to controlling shareholders	0.2	0.8	0.2	1.2
(1) Revenues are translated into Canadian dollars at the Bank of Canada daily exchange rate for the three months ended March 31, 2023 and three months ended March 31, 2022 with effective exchange rates of 1.3526 and $1.2668, respectively. All remaining expenses and income are translated at the Bank of Canada monthly average exchange rate for the three months ended March 31, 2023 and three months ended March 31, 2022 with effective exchange rates of $1.3526 and $1.2669, respectively.

The supplemental pro forma earnings for the combined entity were adjusted for:
•the remeasurement loss of $7.2 billion for the three months ended March 31, 2022 upon derecognition of CPRL’s previously held equity method investment in KCS and remeasurement at its Control Date fair value, and includes the reclassification of associated accumulated other comprehensive income to retained earnings;
•depreciation and amortization of differences between the historic carrying value and the estimated provisional fair value of tangible and intangible assets and investments;
•amortization of differences between the carrying amount and the estimated provisional fair value of debt through net interest expense;
•the elimination of intercompany transactions between the Company and KCS;
•miscellaneous amounts have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions;
•the removal of equity earnings from KCS as previously held equity method investment of $0.2 billion and $0.2 billion for the three months ended March 31, 2023 and for the three months ended March 31, 2022, respectively;
•estimated transaction costs expected to be incurred by the Company; and
•income tax expense or recovery adjustments including:
◦a deferred tax recovery of $7.8 billion for the three months ended March 31, 2022 related to the elimination of the deferred tax liability on the outside basis difference of the investment in KCS;
◦a deferred tax recovery on CPKC unitary state apportionment changes;
◦a deferred tax recovery on amortization of fair value adjustments to investments, properties, intangible assets and debt; and
◦a current tax recovery on transaction costs expected to be incurred by CPKC.

KCS Debt Exchange

On March 20, 2023, the Company announced the commencement of offers to exchange any and all validly tendered (and not validly withdrawn notes) and accepted notes of seven series, each previously issued by KCS (the "Old Notes") for notes issued by Canadian Pacific Railway Company ("CPRC") (the "CPRC Notes"), a wholly owned subsidiary of CPKC, and unconditionally guaranteed on an unsecured basis by CPKC. Each CPRC Note in a series contains the same interest rates, interest payment dates, maturity dates, and substantively the same redemption provisions as the corresponding series of Old Notes.

In exchange for each U.S. $1,000 principal amount of Old Notes that was validly tendered prior to March 31, 2023 (the "Early Participation Date") and not validly withdrawn, holders of Old Notes received consideration consisting of U.S. $1,000 principal amount of CPRC Notes and a cash amount of U.S. $1.00. This total consideration included an early participation premium, consisting of U.S. $30 principal amount of CPRC Notes per U.S. $1,000 principal amount of Old Notes. In exchange for each U.S. $1,000 principal amount of Old Notes that was validly tendered after the Early Participation Date but prior to the expiration of the exchange offers on April 17, 2023 (the "Expiration Date") and not validly withdrawn, holders of Old Notes received consideration consisting of U.S. $970 principal amount of CPRC Notes and a cash amount of U.S. $1.00. On April 19, 2023, the exchange offerings were settled as follows:

(in millions of U.S. dollars, except percentages)

Series of Old Notes Subject to Exchange	Aggregate Principal Amount Tendered and Consents Received	Percentage of Total Outstanding Principal Amount of such Series of Old Notes Tendered and Consenting	Series of CPRC Notes Issued by CPRC	Aggregate Principal Amount of CPRC Notes Issued
3.125% Senior Notes due 2026	$227	90.8%	3.125% Notes due 2026	$227
2.875% Senior Notes due 2029	415	97.6%	2.875% Notes due 2029	415
4.300% Senior Notes due 2043	448	100.0%	4.300% Notes due 2043	448
4.950% Senior Notes due 2045	463	92.8%	4.950% Notes due 2045	463
4.700% Senior Notes due 2048	498	99.6%	4.700% Notes due 2048	498
3.500% Senior Notes due 2050	543	98.7%	3.500% Notes due 2050	543
4.200% Senior Notes due 2069	420	98.9%	4.200% Notes due 2069	420
Total	$3,014	97.3%		$3,014

The debt exchange is accounted for as a modification of debt as the financial terms of the CPRC Notes do not differ from the Old Notes of KCS and there is no substantial difference between the present value of cash flows under each respective set of notes. During the three months ended March 31, 2023, the Company incurred $3 million of costs associated with the debt exchange, recorded within "Other expense (income)".

Satisfaction and Discharge of KCS 2023 Notes

On April 24, 2023, KCS irrevocably deposited U.S. $647 million of non-callable government securities to the KCS 2023 note trustee to satisfy and discharge KCS's obligations under two series of notes that mature in 2023 and were not included within the KCS debt exchange. As a result of the satisfaction and discharge, the obligations of the Company under the indenture with respect to the KCS 2023 Notes have been terminated, except those provisions of the indenture that, by their terms, survive the satisfaction and discharge. The Company utilized existing cash resources and issuances of commercial paper to fund the satisfaction and discharge. The KCS 2023 notes will be presented on the Company’s consolidated balance sheet until their respective maturity dates of May 2023 and November 2023. The balances of principal and interest outstanding as of April 24, 2023 on the two series of notes were U.S. $445 million and U.S. $203 million, respectively. This transaction, along with the debt exchange mentioned above, will relieve KCS from continuous disclosure obligations.

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2023	2022	Total Change	% Change

Revenues
Freight	$2,217	$1,796	$421	23
Non-freight	49	42	7	17
Total revenues	2,266	1,838	428	23

Operating expenses
Compensation and benefits	438	413	25	6
Fuel	326	273	53	19
Materials	72	62	10	16
Equipment rents	30	35	(5)	(14)
Depreciation and amortization	225	210	15	7
Purchased services and other	346	310	36	12
Total operating expenses	1,437	1,303	134	10

Operating income	829	535	294	55

Less:
Equity earnings of Kansas City Southern	(204)	(198)	(6)	3
Other expense (income)	2	(1)	3	(300)
Other components of net periodic benefit recovery	(86)	(101)	15	(15)
Net interest expense	154	160	(6)	(4)

Income before income tax expense	963	675	288	43

Income tax expense	163	85	78	92

Net income	$800	$590	$210	36
Operating ratio (%)	63.4	70.9	(7.5)	(750) bps

Basic earnings per share	$0.86	$0.63	$0.23	37

Diluted earnings per share	$0.86	$0.63	$0.23	37

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	930.7	929.7	1.0	—
Weighted average number of diluted shares outstanding (millions)	933.5	932.7	0.8	—

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.74	0.79	(0.05)	(6)
Average foreign exchange rate (Canadian$/U.S.$)	1.35	1.27	0.08	6

Summary of Rail Data (Continued)

	First Quarter
Commodity Data	2023	2022	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$515	$360	$155	43	37
- Coal	155	139	16	12	11
- Potash	132	104	28	27	22
- Fertilizers and sulphur	96	78	18	23	19
- Forest products	103	86	17	20	13
- Energy, chemicals and plastics	366	310	56	18	13
- Metals, minerals and consumer products	233	181	52	29	23
- Automotive	125	91	34	37	32
- Intermodal	492	447	45	10	8

Total Freight Revenues	$2,217	$1,796	$421	23	19

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	5.14	4.51	0.63	14	9
- Coal	3.95	3.48	0.47	14	13
- Potash	3.29	2.85	0.44	15	11
- Fertilizers and sulphur	7.16	6.40	0.76	12	8
- Forest products	7.47	6.32	1.15	18	12
- Energy, chemicals and plastics	5.90	5.25	0.65	12	7
- Metals, minerals and consumer products	8.00	7.19	0.81	11	6
- Automotive	26.37	22.58	3.79	17	12
- Intermodal	6.75	6.71	0.04	1	(1)

Total Freight Revenue per RTM	5.90	5.33	0.57	11	7

Freight Revenue per Carload
- Grain	$4,914	$4,301	$613	14	9
- Coal	2,141	1,989	152	8	7
- Potash	3,577	3,240	337	10	6
- Fertilizers and sulphur	5,647	4,906	741	15	11
- Forest products	5,819	4,943	876	18	11
- Energy, chemicals and plastics	4,867	4,270	597	14	9
- Metals, minerals and consumer products	3,770	3,315	455	14	8
- Automotive	4,355	3,776	579	15	10
- Intermodal	1,857	1,750	107	6	4

Total Freight Revenue per Carload	$3,263	$2,870	$393	14	10
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
Commodity Data (Continued)	2023	2022	Total Change	% Change

Millions of RTM
- Grain	10,014	7,974	2,040	26
- Coal	3,925	3,997	(72)	(2)
- Potash	4,010	3,652	358	10
- Fertilizers and sulphur	1,340	1,219	121	10
- Forest products	1,378	1,361	17	1
- Energy, chemicals and plastics	6,207	5,907	300	5
- Metals, minerals and consumer products	2,911	2,519	392	16
- Automotive	474	403	71	18
- Intermodal	7,290	6,661	629	9

Total RTMs	37,549	33,693	3,856	11

Carloads (thousands)
- Grain	104.8	83.7	21.1	25
- Coal	72.4	69.9	2.5	4
- Potash	36.9	32.1	4.8	15
- Fertilizers and sulphur	17.0	15.9	1.1	7
- Forest products	17.7	17.4	0.3	2
- Energy, chemicals and plastics	75.2	72.6	2.6	4
- Metals, minerals and consumer products	61.8	54.6	7.2	13
- Automotive	28.7	24.1	4.6	19
- Intermodal	265.0	255.4	9.6	4

Total Carloads	679.5	625.7	53.8	9

	First Quarter
	2023	2022	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$438	$413	$25	6	4
Fuel	326	273	53	19	13
Materials	72	62	10	16	14
Equipment rents	30	35	(5)	(14)	(19)
Depreciation and amortization	225	210	15	7	5
Purchased services and other	346	310	36	12	8

Total Operating Expenses	$1,437	$1,303	$134	10	7
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
	2023	2022	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	67,449	62,182	5,267	8
Train miles (thousands)	7,257	6,893	364	5
Average train weight - excluding local traffic (tons)	10,040	9,757	283	3
Average train length - excluding local traffic (feet)	8,284	8,050	234	3
Average terminal dwell (hours)	8.5	8.7	(0.2)	(2)
Average train speed (miles per hour, or "mph")(1)	21.3	21.2	0.1	—
Locomotive productivity (GTMs / operating horsepower)(2)	199	178	21	12
Fuel efficiency(3)	0.973	0.994	(0.021)	(2)
U.S. gallons of locomotive fuel consumed (millions)(4)	65.7	61.8	3.9	6
Average fuel price (U.S. dollars per U.S. gallon)	3.68	3.49	0.19	5

Total Employees and Workforce

Total employees (average)(5)	12,935	11,767	1,168	10
Total employees (end of period)(5)	13,122	11,942	1,180	10
Workforce (end of period)(6)	13,182	11,977	1,205	10

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	1.21	1.35	(0.14)	(10)
FRA train accidents per million train-miles	0.98	1.04	(0.06)	(6)
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around the Company’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with the Company.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three months ended March 31, 2022, previously reported as 1.31, was restated to 1.35 in this Earnings Release. This restatement reflects new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. Core adjusted income and Core adjusted diluted earnings per share are presented to provide financial statement users with additional transparency by isolating for the impact of KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company, net of tax, as recognized within Equity earnings of Kansas City Southern in the Company's Interim Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management's assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the merger termination payment received, KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax), as recognized within Equity earnings of Kansas City Southern in the Company's Interim Consolidated Statements of Income, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in the outside basis tax difference between the carrying amount of CPKC's equity investment in KCS and its tax basis of this investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, financing fees, integration planning costs consisting of third-party services and system migration, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, debt exchange transaction costs, and transaction and integration costs incurred by KCS, net of tax, which were recognized within Equity earnings of Kansas City Southern in the Company's Interim Consolidated Statements of Income. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first three months of 2023, the twelve months of 2022, and the last nine months of 2021 include:

2023:
•Deferred tax recovery of $23 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 3 cents; and
•Acquisition-related costs of $25 million in connection with the KCS acquisition ($21 million after current tax recovery of $4 million), including an expense of $12 million recognized in Purchased services and other, $3 million recognized in Other (income) expense, and $10 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 2 cents.

2022:
•in the fourth quarter, a gain of $212 million due to KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax) recognized in Equity earnings of KCS that favourably impacted Diluted EPS by 23 cents;
•in the fourth quarter, a deferred tax recovery of $24 million as a result of a reversal of an uncertain tax item related to a prior period that favourably impacted Diluted EPS by 3 cents;
•in the third quarter, a deferred tax recovery of $12 million due to a decrease in the Iowa state tax rate that favourably impacted Diluted EPS by 1 cent;

•during the course of the year, a net deferred tax recovery of $19 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a $27 million recovery that favourably impacted Diluted EPS by 3 cents;
–in the third quarter, a $9 million recovery that favourably impacted Diluted EPS by 1 cent;
–in the second quarter, a $49 million expense that unfavourably impacted Diluted EPS by 5 cents; and
–in the first quarter, a $32 million recovery that favourably impacted Diluted EPS by 3 cents; and
•during the course of the year, acquisition-related costs of $123 million in connection with the KCS acquisition ($108 million after current tax recovery of $15 million), including costs of $74 million recognized in Purchased services and other, and $49 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 12 cents as follows:
–in the fourth quarter, acquisition-related costs of $27 million ($16 million after current tax recovery of $11 million), including costs of $17 million recognized in Purchased services and other and $10 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents;
–in the third quarter, acquisition-related costs of $30 million ($33 million after current tax expense of $3 million), including costs of $18 million recognized in Purchased services and other and $12 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $33 million ($29 million after current tax recovery of $4 million), including costs of $19 million recognized in Purchased services and other and $14 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents; and
–in the first quarter, acquisition-related costs of $33 million ($30 million after current tax recovery of $3 million), including costs of $20 million recognized in Purchased services and other and $13 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents.

2021:
•in the fourth quarter, a deferred tax recovery of $33 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 5 cents;
•in the second quarter, the merger termination payment received of $845 million ($748 million after current taxes) in connection with KCS's termination of the Agreement and Plan of Merger (the "Original Merger Agreement") effective May 21, 2021 that favourably impacted Diluted EPS by $1.11;
•acquisition-related costs of $563 million in connection with the KCS acquisition ($473 million after current tax recovery of $90 million net of deferred tax expense of $9 million), including costs of $150 million recognized in Purchased services and other, $169 million recognized in Equity loss of KCS, and $244 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 69 cents as follows:
–in the fourth quarter, acquisition-related costs of $157 million ($157 million after current tax recovery of $13 million net of deferred tax expense of $13 million), including costs of $36 million recognized in Purchased services and other, $169 million in Equity loss of KCS, and a $48 million recovery recognized in Other (income) expense, that unfavourably impacted Diluted EPS by 22 cents;
–in the third quarter, acquisition-related costs of $98 million ($80 million after current tax recovery of $61 million net of deferred tax expense of $43 million), including costs of $15 million recognized in Purchased services and other and $83 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 12 cents; and
–in the second quarter, acquisition-related costs of $308 million ($236 million after current taxes of $25 million and deferred taxes of $47 million), including costs of $99 million recognized in Purchased services and other and $209 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 35 cents; and
•a net non-cash loss of $26 million ($23 million after deferred tax) due to FX translation of debt and lease liabilities that unfavourably impacted Diluted EPS by 3 cents as follows:
–in the fourth quarter, a $32 million loss ($28 million after deferred tax) that unfavourably impacted Diluted EPS by 4 cents;
–in the third quarter, a $46 million loss ($40 million after deferred tax) that unfavourably impacted Diluted EPS by 6 cents; and
–in the second quarter, a $52 million gain ($45 million after deferred tax) that favourably impacted Diluted EPS by 7 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items. Core adjusted income is calculated as Adjusted income less KCS purchase accounting.

	For the three months ended March 31
(in millions of Canadian dollars)	2023	2022
Net income as reported	$800	$590
Less significant item (pre-tax):
Acquisition-related costs	(25)	(33)
Add:
Tax effect of adjustments(1)	(4)	(3)
Deferred tax recovery on the outside basis difference of the investment in KCS	(23)	(32)
Adjusted income	$798	$588
Less: KCS purchase accounting	(42)	(40)
Core adjusted income	$840	$628
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 15.38% for the three months ended March 31, 2023, and 8.69% for the three months ended March 31, 2022, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP. Core adjusted diluted earnings per share is calculated as Adjusted diluted earnings per share less KCS purchase accounting.

	For the three months ended March 31
	2023	2022
Diluted earnings per share as reported	$0.86	$0.63
Less significant item (pre-tax):
Acquisition-related costs	(0.03)	(0.04)
Add:
Tax effect of adjustments(1)	(0.01)	(0.01)
Deferred tax recovery on the outside basis difference of the investment in KCS	(0.03)	(0.03)
Adjusted diluted earnings per share	$0.85	$0.63
Less: KCS purchase accounting	(0.05)	(0.04)
Core adjusted diluted earnings per share	$0.90	$0.67
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 15.38% for the three months ended March 31, 2023, and 8.69% for the three months ended March 31, 2022, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended March 31
(in millions of Canadian dollars)	2023	2022
Operating income as reported	$829	$535
Less significant item:
Acquisition-related costs	(12)	(20)
Adjusted operating income	$841	$555

Operating ratio is calculated as operating expenses divided by revenues. Adjusted operating ratio excludes those significant items that are reported within Operating income.

	For the three months ended March 31
	2023	2022
Operating ratio as reported	63.4%	70.9%
Less significant item:
Acquisition-related costs	0.5%	1.1%
Adjusted operating ratio	62.9%	69.8%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Return on average shareholders' equity is calculated as Net income divided by average shareholders' equity, averaged between the beginning and ending balance over a trailing twelve month period. Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a trailing twelve month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the twelve months ended March 31
(in millions of Canadian dollars, except for percentages)	2023	2022
Net income as reported	$3,727	$2,840
Average shareholders' equity	$36,753	$20,926
Return on average shareholders' equity	10.1%	13.6%

Reconciliation of Net income to Adjusted return

	For the twelve months ended March 31
(in millions of Canadian dollars)	2023	2022
Net income as reported	$3,727	$2,840
Add:
Net interest expense	646	490
Tax on interest(1)	(146)	(117)
Significant items (pre-tax):
KCS net gain on unwind of interest rate hedges	(212)	—
Acquisition-related costs	115	596
Merger termination fee	—	(845)
Impact of FX translation loss on debt and lease liabilities	—	26
Tax on significant items(2)	(16)	1
Deferred tax recovery on the outside basis difference of the investment in KCS	(10)	(65)
Income tax rate changes	(12)	—
Reversal of provision for uncertain tax item	(24)	—
Adjusted return	$4,068	$2,926
(1)Tax was calculated at the adjusted annualized effective tax rate of 22.59% and 23.75% for the twelve months ended March 31, 2023 and 2022, respectively.
(2)Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 16.53% and 0.32% for the twelve months ended March 31, 2023 and 2022, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended March 31
(in millions of Canadian dollars)	2023	2022
Average shareholders' equity	$36,753	$20,926
Average long-term debt, including long-term debt maturing within one year	19,413	14,701
	$56,166	$35,627
Less:
Significant items (pre-tax):
KCS net gain on unwind of interest rate hedges	106	—
Acquisition-related costs	(58)	(298)
Merger termination fee	—	423
Tax on significant items(1)	8	(2)
Deferred tax recovery on the outside basis difference of the investment in KCS	5	32
Income tax rate changes	6	—
Reversal of provision for uncertain tax item	12	—
Adjusted average invested capital	$56,087	$35,472
(1)Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 16.53% and 1.71% for the twelve months ended March 31, 2023 and 2022, respectively. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the twelve months ended March 31
(in millions of Canadian dollars, except for percentages)	2023	2022
Adjusted return	$4,068	$2,926
Adjusted average invested capital	$56,087	$35,472
Adjusted ROIC	7.3%	8.2%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX fluctuations and the operating cash flow impacts of acquisition-related costs associated with the KCS transaction. Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. The acquisition-related costs associated with the KCS acquisition are not indicative of operating trends and have been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended March 31
(in millions of Canadian dollars)	2023	2022
Cash provided by operating activities	$881	$613
Cash used in investing activities	(401)	(206)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	4	—
Less:
Acquisition-related costs	(11)	(17)
Free cash	$495	$424

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2023	Reported 2022	Variance due to FX	FX Adjusted 2022	FX Adjusted % Change
Freight revenues by line of business
Grain	$515	$360	$17	$377	37
Coal	155	139	1	140	11
Potash	132	104	4	108	22
Fertilizers and sulphur	96	78	3	81	19
Forest products	103	86	5	91	13
Energy, chemicals and plastics	366	310	15	325	13
Metals, minerals and consumer products	233	181	9	190	23
Automotive	125	91	4	95	32
Intermodal	492	447	7	454	8
Freight revenues	2,217	1,796	65	1,861	19
Non-freight revenues	49	42	1	43	14
Total revenues	$2,266	$1,838	$66	$1,904	19

FX adjusted % changes in operating expenses are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2023	Reported 2022	Variance due to FX	FX Adjusted 2022	FX Adjusted % Change
Compensation and benefits	$438	$413	$7	$420	4
Fuel	326	273	15	288	13
Materials	72	62	1	63	14
Equipment rents	30	35	2	37	(19)
Depreciation and amortization	225	210	4	214	5
Purchased services and other	346	310	9	319	8
Total operating expenses	$1,437	$1,303	$38	$1,341	7

FX adjusted % change in operating income is as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2023	Reported 2022	Variance due to FX	FX Adjusted 2022	FX Adjusted % Change
Operating income	$829	$535	$28	$563	47

Adjusted Net Debt to Adjusted EBITDA Ratio and Combined adjusted Net Debt to Combined adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. The Adjusted net debt to Adjusted EBITDA ratio, which is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

CPKC presents the trailing twelve month adjusted EBITDA of KCS on a combined basis, as CPKC did not control KCS while it was in voting trust until the voting trust was terminated on April 14, 2023, and CPKC assumed control of KCS (through an indirect wholly owned subsidiary). CPKC was the beneficial owner of KCS’s outstanding shares while it was in voting trust and received cash dividends from KCS. The adjustment to include the trailing twelve month EBITDA of KCS and KCS’s outstanding debt at its book value provides users of the financial statements with better insight into CPKC’s progress in achieving deleveraging commitments. This ratio is not calculated in accordance with Regulation S-X Article 11 ("Article 11"). Beginning in the first quarter of 2023, this combined ratio has been renamed as "Combined Adjusted Net Debt to Combined Adjusted EBITDA Ratio". KCS’s disclosed U.S. dollar financial values for the trailing twelve month ended March 31, 2023 and March 31, 2022 were adjusted to Canadian dollars reflecting the FX rate for the appropriate periods presented, respectively.

Calculation of Long-term Debt to Net Income Ratio

Long-term debt to Net income ratio is calculated as long-term debt, including long-term debt maturing within one year, divided by Net income.

(in millions of Canadian dollars, except for ratios)	2023	2022
Long-term debt including long-term debt maturing within one year as at March 31	$19,162	$19,663
Net income for the twelve months ended March 31	3,727	2,840
Long-term debt to Net income ratio	5.1	6.9

Reconciliation of Long-term Debt to Adjusted Net Debt and Combined Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year, and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

(in millions of Canadian dollars)(1)	2023	2022
CPRL long-term debt including long-term debt maturing within one year as at March 31	$19,162	$19,663
Add:
Pension plans deficit(2)	176	263
Operating lease liabilities	246	279
Less:
Cash and cash equivalents	290	85
CPRL Adjusted net debt as at March 31	$19,294	$20,120
KCS Long-term debt including long-term debt maturing within one year as at March 31	$5,112	$4,726
Add:
KCS operating lease liabilities	131	79
Less:
KCS cash and cash equivalents	225	131
KCS Adjusted net debt as at March 31	5,018	4,674
CPRL Adjusted net debt as at March 31	19,294	20,120
Combined Adjusted net debt as at March 31	$24,312	$24,794
(1) KCS's amounts were translated at the period end FX rate of $1.35 and $1.25 for March 31, 2023 and 2022, respectively.
(2) Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA and Combined Adjusted EBITDA
Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other expense (income). Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery. Adjusted EBITDA is used as a measure of liquidity derived from operations, excluding significant items, as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

	For the twelve months ended March 31
(in millions of Canadian dollars)(1)	2023	2022
CPRL Net income as reported	$3,727	$2,840
Add:
Net interest expense	646	490
Income tax expense	706	662
EBIT	5,079	3,992
Less significant items (pre-tax):
KCS net gain on unwind of interest rate hedges	212	—
Acquisition-related costs	(115)	(596)
Merger termination fee	—	845
Impact of FX translation loss on debt and lease liabilities	—	(26)
Adjusted EBIT	4,982	3,769
Add:
Operating lease expense	74	73
Depreciation and amortization	868	819
Less:
Other components of net periodic benefit recovery	396	393
CPRL Adjusted EBITDA	$5,528	$4,268
Net income attributable to KCS and subsidiaries	$1,299	$718
Add:
KCS interest expense	207	195
KCS income tax expense	422	287
KCS EBIT	1,928	1,200
Less significant items (pre-tax):
KCS merger costs	(57)	(302)
KCS gain on settlement of treasury lock agreements	352	—
KCS Adjusted EBIT	1,633	1,502
Add:
KCS total lease cost	45	40
KCS depreciation and amortization	523	464
KCS Adjusted EBITDA	$2,201	$2,006
CPRL Adjusted EBITDA	$5,528	$4,268
Less:
Equity earnings of KCS(2)	1,080	57
Acquisition-related costs of KCS(3)	46	182
KCS net gain on unwind of interest rate hedges(4)	(212)	—
Combined Adjusted EBITDA	$6,815	$6,035
(1) KCS's amounts were translated at the quarterly average FX rate of $1.35, $1.36, $1.30, and $1.28 for Q1 2023, Q4 2022, Q3 2022 and Q2 2022 and $1.27, $1.26, $1.26, and $1.23 for Q1 2022, Q4 2021, Q3 2021 and Q2 2021, respectively.
(2) Equity earnings of KCS were part of CPRL's reported net income and therefore have been deducted in arriving to the Combined Adjusted EBITDA.
(3) Acquisition-related costs of KCS have been adjusted in CPRL's Adjusted EBITDA calculation above, therefore have been deducted in arriving to the Combined Adjusted EBITDA.
(4) KCS net gain on unwind of interest rate hedges has been adjusted in CPRL's Adjusted EBITDA calculation above, therefore has been added back in arriving to the Combined Adjusted EBITDA.

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio and Combined Adjusted Net Debt to Combined Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2023	2022
Adjusted net debt as at March 31	$19,294	$20,120
Adjusted EBITDA for the twelve months ended March 31	5,528	4,268
Adjusted net debt to Adjusted EBITDA ratio	3.5	4.7

(in millions of Canadian dollars, except for ratios)	2023	2022
Combined adjusted net debt as at March 31	$24,312	$24,794
Combined adjusted EBITDA for the twelve months ended March 31	6,815	6,035
Combined adjusted net debt to Combined adjusted EBITDA ratio	3.6	4.1